                       FEDERAL DEPOSIT INSURANCE CORPORATION
                              Washington, D.C.  20006


                                      FORM 8K


                                   CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934



                                   April 30, 1998



                                BANK OF LOS ANGELES

                            8901 Santa Monica Boulevard
                         West Hollywood, California  90069

                                   (310) 843-1455







                  23790                                95-3612029
        (FDIC Certificate Number)           (IRS Employer Identification No.)

Item 5.  Other Events.

On April 17, 1998, Bank of Los Angeles ("BKLA") announced the signing of a Merger Agreement with Western Bancorp ("Western"), a copy of which is attached hereto as Exhibit 99.2. A copy of the joint press release issued by Western and BKLA in connection with the announcement is attached hereto as
Exhibit 99.1 and is incorporated by reference in its entirety.

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits.

   (c)  Exhibits
        The following exhibits are filed with this Current Report on Form 8-K:
        Exhibit 99.1   Press Release of BKLA and Western Bancorp, dated
                       April 17, 1998
        Exhibit 99.2 Agreement and Plan of Merger, dated as of April 16, 1998, by and among Western Bancorp, Santa Monica Bank and Bank of Los Angeles


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  April 30, 1998

                              BANK OF LOS ANGELES




                              ---------------------------------------
                              Adriana M. Boeka
                              Vice Chairman

                                EXHIBIT INDEX







  Exhibit Number                           Description

   Exhibit 99.1   Press Release of BKLA and Western Bancorp, dated
                  April 17, 1998
   Exhibit 99.2 Agreement and Plan of Merger, dated as of April 16, 1998, by and among Western Bancorp, Santa Monica Bank and Bank of
                  Los Angeles

                                [logo]
                           Western Bancorp

------------------------------------------------------------------------------
PRESS RELEASE
------------------------------------------------------------------------------

Western Bancorp (NASDAQ: WEBC)            Bank of Los Angeles (NASDAQ:BKLA)
4100 Newport Place, Suite 900             8901 Santa Monica Blvd.
Newport Beach, California 92660           West Hollywood, CA 90069-4901
Contacts: Matthew P. Wagner               John J. Feldman
          President &                     President &
          Chief Executive Officer         Chief Executive Officer
Phone:    310/477-2401                    310/843-1460
FAX:      310/231-0321                    310/843/1498

FOR IMMEDIATE RELEASE

     WESTERN BANCORP ANNOUNCES ACQUISITION OF BANK OF LOS ANGELES

April 17, 1998

Newport Beach, California . . . Western Bancorp ("Western") today announced it has signed a definitive agreement to purchase the Bank of Los Angeles. Shareholders of Bank of Los Angeles will receive 0.4224 shares of Western Bancorp stock for each share of Bank of Los Angeles stock. The acquisition will use pooling-of-interests accounting and is expected to close in the third quarter of the year. Bank of Los Angeles has completed its due diligence. Western's due diligence will be completed by April 29.

Western has $2.1 billion in assets. Through its subsidiary, Santa Monica Bank, Western operates in Santa Monica, Malibu, Marina del Rey, Beverly Hills, Century City, Westwood and Encino. Santa Monica Bank has approximately $1.2 billion in assets. Bank of Los Angeles has $275 million in assets with branches in West Hollywood, Beverly Hills, Culver City, Encino and Glendale. Bank of Los Angeles will be merged into Santa Monica Bank.

Matthew P. Wagner, President and Chief Executive of Western stated "This acquisition will allow Santa Monica Bank, with almost $1.5 billion in assets post acquisition, to enhance its presence in Beverly Hills and Encino and to expand its market area into Culver City, West Hollywood and Glendale. Shareholders of both companies will benefit from the efficiencies to be obtained through this consolidation. We expect this acquisition to be accretive to earnings in 1999."

According to John J. Feldman, President and Chief Executive Officer of Bank of Los Angeles, "Customers of Bank of Los Angeles will be able to enjoy the benefits of an enhanced product line that a larger company can provide while enjoying the high level of customer service and responsiveness that comes along with the community banking philosophy that is the cornerstone of both Bank of Los Angeles and Santa Monica Bank. It is a win-win situation for both companies."

Western serves its clients in Southern California through its two banking subsidiaries: Southern California Bank and Santa Monica Bank. Southern California Bank serves southern Los Angeles, Orange and San Diego Counties with sixteen branches and with its specialized escrow services and asset based lending. Santa Monica Bank serves its clients in Santa Monica, Beverly Hills, Malibu, Marina del Rey, Encino and West Los Angeles with thirteen branches and its specialized trust and investment management services.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve inherent risks and uncertainties. Western Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western Bancorp and its subsidiaries operate, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating Santa Monica Bank, Western Bank and Southern California Bank.

==============================================================================













                            AGREEMENT AND PLAN OF MERGER

                             dated as of April 16, 1998

                                    by and among

                                  Western Bancorp

                                 Santa Monica Bank

                                        and

                                Bank of Los Angeles









==============================================================================

                                 TABLE OF CONTENTS


                                                                                PAGE
                                                                                ----

                                      RECITALS


                                       ARTICLE I

                                  Certain Definitions

     1.01  CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                                      ARTICLE II

                                      The Merger

     2.01  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.02  EFFECTIVE DATE AND EFFECTIVE TIME . . . . . . . . . . . . . . . . . . .  7

                                      ARTICLE III

                           Consideration; Exchange Procedures

     3.01  MERGER CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.02  RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS . . . . . . . . . . . . . . . .  8
     3.03  FRACTIONAL SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.04  EXCHANGE PROCEDURES . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.05  ANTI-DILUTION PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . 10
     3.06  OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.07  WARRANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

                                    ARTICLE IV

                             Actions Pending Acquisition

     4.01  FOREBEARANCES OF BKLA . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.02  FOREBEARANCES OF WESTERN. . . . . . . . . . . . . . . . . . . . . . . . 14



                                                                                PAGE
                                                                                ----

                                     ARTICLE V

                          Representations and Warranties

     5.01  DISCLOSURE SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.02  STANDARD. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.03  REPRESENTATIONS AND WARRANTIES OF BKLA. . . . . . . . . . . . . . . . . 15
     5.04  REPRESENTATIONS AND WARRANTIES OF WESTERN . . . . . . . . . . . . . . . 24

                                     ARTICLE VI

                                      Covenants

     6.01  REASONABLE BEST EFFORTS . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.02  SHAREHOLDER APPROVAL. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.03  REGISTRATION STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.04  PRESS RELEASES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.05  ACCESS; INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.06  ACQUISITION PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.07  AFFILIATE AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.08  TAKEOVER LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.09  CERTAIN POLICIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.10  NASDAQ LISTING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.11  REGULATORY APPLICATIONS . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.12  INDEMNIFICATION; DIRECTOR AND OFFICERS' INSURANCE . . . . . . . . . . . 32
     6.13  BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.14  ACCOUNTANTS' LETTERS. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.15  NOTIFICATION OF CERTAIN MATTERS . . . . . . . . . . . . . . . . . . . . 34
     6.16  SHAREHOLDER AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 34

                                    ARTICLE VII

                       Conditions to Consummation of the Merger

     7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. . . . . . . 34
     7.02  CONDITIONS TO OBLIGATION OF BKLA. . . . . . . . . . . . . . . . . . . . 35

                                         -ii-


                                                                                PAGE
                                                                                ----
     7.03  CONDITIONS TO OBLIGATION OF WESTERN . . . . . . . . . . . . . . . . . . 36

                                    ARTICLE VIII

                                     Termination

     8.01  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     8.02  EFFECT OF TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . . 38
     8.03  TERMINATION FEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

                                     ARTICLE IX

                                     Miscellaneous

     9.01  SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     9.02  WAIVER; AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     9.03  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     9.04  GOVERNING LAW; WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . 40
     9.05  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     9.06  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     9.07  ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. . . . . . . . . . . 41
     9.08  INTERPRETATION; EFFECT. . . . . . . . . . . . . . . . . . . . . . . . . 41


EXHIBIT A  Form of Affiliate Agreement
EXHIBIT B  Form of Shareholder's Agreement


                                         -iii-

           AGREEMENT AND PLAN OF MERGER, dated as of April 16, 1998 (this "AGREEMENT"), by and among Bank of Los Angeles ("BKLA"), Western Bancorp ("Western") and Santa Monica Bank.

                                       RECITALS

           A. BKLA. BKLA is a California corporation, having its principal place of business in West Hollywood, California.

           B. WESTERN. Western is a California corporation, having its principal place of business in Newport Beach, California.

           C. SANTA MONICA BANK. Santa Monica Bank is a California corporation having its principal place of business in Santa Monica, California.

           D. STOCK OPTION AGREEMENT. Concurrently herewith, BKLA and Western are entering into a stock option agreement (the "STOCK OPTION AGREEMENT"), to be dated the date hereof, whereby BKLA will grant to Western the option to purchase up to 19.9% of the outstanding shares of the BKLA Common Stock upon the occurrence of certain events.

           E. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "CODE").

           F. BOARD ACTION. The respective Boards of Directors of each of Western and BKLA have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

           NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                      ARTICLE I

                                 CERTAIN DEFINITIONS

               1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

           "ACQUISITION PROPOSAL" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BKLA or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, BKLA or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

           "AFFILIATE AGREEMENTS" has the meaning set forth in Section 6.07(b).

           "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

           "BENEFIT PLANS" has the meaning set forth in Section 5.03(m).

           "BKLA" has the meaning set forth in the preamble to this Agreement.

           "BKLA AFFILIATE" has the meaning set forth in Section 6.07(a).

           "BKLA ARTICLES" means the Articles of Incorporation of BKLA.

           "BKLA BOARD" means the Board of Directors of BKLA.

           "BKLA BY-LAWS" means the By-laws of BKLA.

           "BKLA Common Stock" means the common stock, no par value per share, of BKLA.

           "BKLA MEETING" has the meaning set forth in Section 6.02.

           "BKLA STOCK OPTION" has the meaning set forth in Section 3.06.

           "BKLA STOCK PLAN" means BKLA's 1988 Stock Option Plan (as amended).

           "BKLA WARRANT" has the meaning set forth in Section 3.07.

           "BKLA WARRANT AGREEMENT" has the meaning set forth in Section 3.07.

           "BUSINESS COMBINATION" has the meaning set forth in Section 3.05.

           "CGCL" means the California General Corporation law.

           "CALIFORNIA SECRETARY" means the California Secretary of State.

           "CODE" has the meaning set forth in the recitals.

           "COMMISSIONER" means the California Commissioner of Financial Institutions.

           "COSTS" has the meaning set forth in Section 6.12(a).

           "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

           "EFFECTIVE DATE" means the date on which the Effective Time occurs, as provided for in Section 2.02.

           "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.02.

           "EMPLOYEES" has the meaning set forth in Section 5.03(m).

           "ENVIRONMENTAL LAW" has the meaning set forth in Section 5.03(o).

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA AFFILIATE" has the meaning set forth in Section 5.03(m).

           "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

           "EXCHANGE AGENT" has the meaning set forth in Section 3.04.

           "EXCHANGE FUND" has the meaning set forth in Section 3.04.

           "EXCHANGE RATIO" has the meaning set forth in Section 3.01(a).

           "FDIC" means the Federal Deposit Insurance Corporation.

           "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System.

           "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, or any Regulatory Authority.

           "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 5.03(o).

           "INDEMNIFIED PARTY" has the meaning set forth in Section 6.12(a).

           "INSURANCE POLICY" has the meaning set forth in Section 5.03(s).

           "LIENS" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

           "LOAN PROPERTY" has the meaning set forth in Subsection 5.03(o).

           "MATERIAL ADVERSE EFFECT" means, with respect to Western or BKLA, any effect that (i) is material and adverse to the financial position, results of operations or business of Western and its Subsidiaries taken as a whole or BKLA and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Western or BKLA to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally and (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

           "MAXIMUM AMOUNT" has the meaning set forth in Section 6.12(c).

           "MERGER" has the meaning set forth in Section 2.01.

           "MERGER CONSIDERATION" has the meaning set forth in Section 2.01.

           "MULTIEMPLOYER PLANS" has the meaning set forth in Section 5.03(m).

           "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market.

           "NEW CERTIFICATE" has the meaning set forth in Section 3.04.

           "OLD CERTIFICATE" has the meaning set forth in Section 3.04.

           "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

           "PENSION PLAN" has the meaning set forth in Section 5.03(m).

           "PLANS" has the meaning set forth in Section 5.03(m).

           "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

           "PROXY STATEMENT" has the meaning set forth in Section 6.03.

           "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

           "REGULATORY AUTHORITY" has the meaning set forth in Section 5.03(i).

           "REGULATORY DOCUMENTS" means documents filed with the SEC or the FDIC, as applicable, of the types referred to in Section 5.03(g) and
     Section 5.04(f).

           "REPLACEMENT WARRANT" has the meaning set forth in Section 3.07.

           "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

           "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

           "SEC" means the Securities and Exchange Commission.

           "SECURITIES ACT" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

           "SHAREHOLDER AGREEMENTS" has the meaning set forth in Section 6.16.

           "STOCK OPTION AGREEMENT" has the meaning set forth in the Recitals.

           "SUBSIDIARY" AND "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

           "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

           "TAKEOVER LAWS" means any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of the state of California.

           "TAX" AND "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

           "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

           "TREASURY STOCK" shall mean shares of BKLA Common Stock held by any of BKLA's Subsidiaries or by Western or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

           "WESTERN" has the meaning set forth in the preamble to this Agreement.

           "WESTERN BOARD" means the Board of Directors of Western.

           "WESTERN COMMON STOCK" means the common stock, no par value per share, of Western.

           "WESTERN PREFERRED STOCK" means the preferred, no par or stated value per share, of Western.

                                 ARTICLE II

                                 THE MERGER

     2.01 THE MERGER. (a) At the Effective Time, BKLA shall merge with and into Santa Monica Bank (the "MERGER"), the separate corporate existence of BKLA shall cease and Santa Monica Bank shall survive and continue to exist as a California corporation (Santa Monica Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the

"SURVIVING CORPORATION"). Western may at any time prior to the Effective Time change the method of effecting the combination with BKLA (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of BKLA Common Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) cause the transaction to be treated as anything other than a tax-free reorganization to the shareholders of BKLA or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

           (b) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the California Secretary of an agreement of merger in accordance with the CGCL or such later date and time as may be set forth in such agreement. The Merger shall have the effects prescribed in the CGCL.

           (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Santa Monica Bank immediately after the Merger shall be those of Santa Monica Bank as in effect immediately prior to the Effective Time.

           (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Santa Monica Bank immediately after the Merger shall be the directors and officers of Santa Monica Bank immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

           (e) DIRECTORS AND OFFICERS OF WESTERN. The directors and officers of Western immediately after the Merger shall be the directors and officers of Western immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified. Notwithstanding the foregoing, at the Effective Time a director of BKLA's election to be mutually agreed upon prior to the date of the initial filing of any application with a Regulatory Authority shall be appointed to the board of directors of Western.

               2.02 EFFECTIVE DATE AND EFFECTIVE TIME. On such date as Western selects (and promptly provides notice thereof to BKLA), which shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of governmental authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of Western, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by the parties, an agreement of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such agreement of merger. The date of such filing or such later effective date is herein called the "EFFECTIVE DATE." The
"EFFECTIVE TIME" of the Merger shall be the time of such filing or as set forth in such agreement of merger.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

               3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

           (a) OUTSTANDING BKLA COMMON STOCK. Each share, excluding Treasury Stock, of BKLA Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 0.4224 of a share of Western Common Stock (the "EXCHANGE RATIO"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.

           (b) OUTSTANDING WESTERN COMMON STOCK. Each share of Western Common Stock and each share of Santa Monica Bank Common Stock, in each case as issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and unaffected by the Merger.

           (c) TREASURY SHARES. Each share of BKLA Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

           (d) DISSENTING SHAREHOLDERS. Any shares of BKLA Common Stock held by persons who have satisfied the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13"), and have not effectively withdrawn or lost their dissenters' rights under Section 1309 of the California General Corporation Law, shall not be converted pursuant to
Section 3.01(a), but the holders thereof shall be entitled only to such consideration determined pursuant to Chapter 13.

               3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of BKLA Common Stock shall cease to be, and shall have no rights as, shareholders of BKLA (except as provided for in Section 3.01(d)), other than to receive any dividend or other distribution with respect to such BKLA Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of BKLA or the Surviving Corporation of shares of BKLA Common Stock.

               3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Western Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Western shall pay to each holder of BKLA Common Stock who would otherwise be entitled to a fractional share of Western Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Western Common Stock, as reported on NASDAQ (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NASDAQ trading days immediately preceding the Effective Date.

               3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Western shall deposit, or shall cause to be deposited, with U.S. Stock Transfer or with such other unaffiliated exchange agent as Western shall reasonably elect (in such capacity, the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of BKLA Common Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of Western Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect to the New Certificates (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this
Article III in exchange for outstanding shares of BKLA Common Stock.

           (b) As soon as practicable, but no later than five (5) business days after the Effective Date, Western shall send or cause to be sent to each former holder of record of shares of BKLA Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this
Article III. Western shall cause the New Certificates into which shares of a shareholder's BKLA Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of BKLA Common Stock (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to Western and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. In the event of a transfer of ownership of any shares of BKLA Common Stock not registered in the transfer records of BKLA, the exchange described in this
Section 3.04(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old Certificate representing such BKLA Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of Western and the Exchange Agent, (i) to evidence and effect such transfer but for the provisions of Section 3.02 hereof and (ii) to evidence that all applicable stock transfer taxes have been paid.

           (c) If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to the Surviving Corporation), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of BKLA Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (d) At the election of Western, no dividends or other distributions with respect to Western Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of BKLA Common Stock converted in the Merger into the right to receive shares of such Western Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of BKLA Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section
3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Western Common Stock such holder had the right to receive upon surrender of the Old Certificate.

           (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of BKLA for six months after the Effective Time shall be returned by the Exchange Agent to Western at the election of Western. Any shareholders of BKLA who have not theretofore complied with this Article III shall thereafter look only to Western for payment of the shares of Western Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Western Common Stock deliverable in respect of each share of BKLA Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

               3.05 ANTI-DILUTION PROVISIONS. In the event Western changes (or establishes a record date for changing) the number of shares of Western Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Western Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time, Western shall consolidate with or into any other corporation (a "BUSINESS COMBINATION") and the terms thereof shall provide that

Western Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that (i) shareholders of BKLA who would be entitled to receive shares of Western Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Western Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Western Common Stock.

               3.06 OPTIONS. All outstanding options to purchase shares of BKLA Common Stock under the BKLA Stock Plan (each, a "BKLA STOCK OPTION") shall be governed by Section 10 of such BKLA Stock Plan, and no other provision for BKLA Stock Options shall be made hereunder.

               3.07 WARRANTS. At the Effective Time, each outstanding warrant to purchase shares of BKLA Common Stock under the BKLA Warrant Agreement (each, a "BKLA WARRANT"), shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such BKLA Warrant Agreement, the number of shares of Western Common Stock equal to (a) the number of shares of BKLA Common Stock subject to the BKLA Warrant, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "REPLACEMENT WARRANT"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of BKLA Common Stock which were purchasable pursuant to such BKLA Warrant divided by (z) the number of full shares of Western Common Stock subject to such Replacement Warrant in accordance with the foregoing. At or prior to the Effective Time, BKLA shall take all action, if any, necessary with respect to the BKLA Warrant Agreement to permit the replacement of the outstanding BKLA Warrants by Western pursuant to this Section 3.07. At the Effective Time, Western shall assume the BKLA Warrant Agreement; PROVIDED, that such assumption shall be only in respect of the Replacement Warrants and that Western shall have no obligation with respect to any awards under the BKLA Warrant Agreement other than the Replacement Warrants and shall have no obligation to make any additional grants or awards under such assumed BKLA Warrant Agreement.

                               ARTICLE IV

                         ACTIONS PENDING ACQUISITION

               4.01 FOREBEARANCES OF BKLA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Western, BKLA will not, and will cause each of its Subsidiaries not to:

           (a) ORDINARY COURSE. Conduct the business of BKLA and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of BKLA, Western or any of their Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on BKLA or its Subsidiaries, taken as a whole.

           (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of BKLA Common Stock or any Rights or issue any shares of preferred stock, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of BKLA Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

           (c) DIVIDENDS, ETC. (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of BKLA Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

           (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of BKLA or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

           (e) BENEFIT PLANS.  Enter into, establish, adopt or amend (except
(i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of BKLA or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

           (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

           (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to the BKLA and its Subsidiaries, taken as a whole.

           (h) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

           (i) GOVERNING DOCUMENTS. Amend the BKLA Articles, BKLA By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of BKLA's Subsidiaries.

           (j) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

           (k) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

           (l) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to BKLA and its Subsidiaries, taken as a whole.

           (m) ADVERSE ACTIONS. (a) Take any action which BKLA either knows or reasonably should know that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or
(iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

           (n) RISK MANAGEMENT. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

           (o) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

           (p) LOANS. Make any loan, loan commitment or renewal or extension thereof to any person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by BKLA to such person and any affiliate or immediate family member of such person, exceed $500,000 without submitting loan package information to the chief credit officer of Western for review with a right of comment at least one full business day prior to taking such action.

           (q) COMMITMENTS.  Agree or commit to do any of the foregoing.

               4.02 FOREBEARANCES OF WESTERN. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of BKLA, Western will not, and will cause each of its Subsidiaries not to:

           (a) ORDINARY COURSE. Take any action that would adversely affect or delay the ability of BKLA or Western to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on Western or its Subsidiaries, taken as a whole.

           (b) ADVERSE ACTIONS. (i) Take any action which Western either knows or reasonably should know that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying (A) for "pooling of interests" accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

               5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, each of BKLA and Western has delivered to the other a schedule (a "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or items which are an exception to one or more representations or warranties contained in Section 5.03 or
Section 5.04; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

               5.02 STANDARD. No representation or warranty of BKLA, Western or Santa Monica Bank contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

               5.03 REPRESENTATIONS AND WARRANTIES OF BKLA. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in its Disclosure Schedule corresponding to the relevant paragraph below, BKLA hereby represents and warrants to Western:

           (a) ORGANIZATION, STANDING AND AUTHORITY. BKLA is a corporation duly organized, validly existing and in good standing under the laws of the State of California. BKLA is duly qualified to do business and is in good standing in the State of California and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. BKLA is duly licensed by the Commissioner as a commercial bank and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law.

           (b) BKLA CAPITAL STOCK. As of the date hereof, the authorized capital stock of BKLA consists solely of (i) 75,000,000 shares of BKLA Common Stock, of which no more than 4,762,100 shares were outstanding as of the date hereof and (ii) 25,000,000 shares of preferred stock, of which no shares were outstanding as of the date hereof. As of the date hereof, no shares of BKLA Common Stock were held in treasury by BKLA or otherwise owned by

BKLA or its Subsidiaries. The outstanding shares of BKLA Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of BKLA Common Stock authorized and reserved for issuance, BKLA does not have any Rights issued or outstanding with respect to BKLA Common Stock, and BKLA does not have any commitment to authorize, issue or sell any BKLA Common Stock or Rights, except pursuant to this Agreement, any BKLA Stock Option, the BKLA Stock Plan, any BKLA Warrant and the BKLA Warrant Agreement.
 The number of shares of BKLA Common Stock which are issuable and reserved for issuance upon exercise of BKLA Stock Options as of the date hereof are Previously Disclosed in BKLA's Disclosure Schedule. The number of shares of BKLA Common Stock which are issuable and reserved for issuance upon exercise of BKLA Warrants as of the date hereof are Previously Disclosed in BKLA's Disclosure Schedule.

      (c) SUBSIDIARIES. (i)(A) BKLA has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) BKLA owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by BKLA or its Subsidiaries are fully paid and nonassessable and are owned by BKLA or its Subsidiaries free and clear of any Liens.

               (ii) BKLA does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

               (iii) Each of BKLA's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

           (d) CORPORATE POWER. BKLA and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and BKLA has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

           (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the principal terms of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of BKLA Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of BKLA and the BKLA Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of BKLA, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The BKLA Board has received the written opinion of Wedbush Morgan Securities to the effect that as of the date hereof the consideration to be received by the holders of BKLA Common Stock in the Merger is fair to the holders of BKLA Common Stock from a financial point of view.

           (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BKLA or any of its Subsidiaries in connection with the execution, delivery or performance by BKLA of this Agreement, the Stock Option Agreement, the BKLA Warrant Agreement, or to consummate the Merger except for (A) filings of applications or notices with the Commissioner, the FDIC and the Federal Reserve, as required, (B) filings with the SEC and state securities authorities and the approval of this Agreement by the shareholders of BKLA, (C) the filing of an agreement of merger with the California Secretary pursuant to the CGCL and with the Commissioner pursuant to the California Financial Code. As of the date hereof, BKLA is not aware of any reason why the approvals set forth in
Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

           (ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of BKLA or of any of its Subsidiaries or to which BKLA or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the BKLA Articles or the BKLA By-Laws, or
(C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

           (g) FINANCIAL REPORTS AND REGULATORY DOCUMENTS. (i) BKLA's (or its predecessors') Annual Reports on Form 10-K for the fiscal years ended
December 31, 1995,

1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the FDIC, in the form filed or to be filed (collectively, BKLA's "REGULATORY DOCUMENTS") with the FDIC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act or the securities regulations of the FDIC, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of BKLA and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of BKLA and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

              (ii) Since December 31, 1997, BKLA and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

              (iii) Since December 31, 1997, (A) BKLA and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to BKLA.

           (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against BKLA or any of its Subsidiaries and, to BKLA's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

           (i) REGULATORY MATTERS. (i) Neither BKLA nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Commissioner and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "REGULATORY AUTHORITIES").

           (ii) Neither BKLA nor any of its Subsidiaries has been advised by, nor has any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

           (j) COMPLIANCE WITH LAWS.  BKLA and each of its Subsidiaries:

               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BKLA's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that BKLA or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to BKLA's knowledge, do any grounds for any of the foregoing exist).

           (k) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its Regulatory Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral)
(i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither BKLA nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

           (l) NO BROKERS. No action has been taken by BKLA that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding Previously Disclosed fees to be paid to Wedbush Morgan Securities and GBS Financial.

           (m) EMPLOYEE BENEFIT PLANS.

               (i) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of BKLA and its subsidiaries (the "EMPLOYEES") and current or former directors of BKLA, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "BENEFIT PLANS"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to BKLA.

               (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "PLANS"), to the extent subject to ERISA, are in substantial compliance with ERISA. BKLA is not a party to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be
qualified under Section 401(a) of the Code.   There is no material pending or
threatened litigation relating to the Plans. Neither BKLA nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject BKLA or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by BKLA or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with BKLA under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). Neither BKLA, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Plan.

               (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the consolidated financial statements of BKLA included in the Regulatory Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither BKLA nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

               (vi) Neither BKLA nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. BKLA or its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

               (vii) The consummation of the transactions contemplated by this Agreement will not (A) entitle any employees of BKLA or any of its Subsidiaries to severance pay, (B) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (C) result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, none of Western, BKLA, or any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

           (n) LABOR MATTERS. Neither BKLA nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is BKLA or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel BKLA or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to BKLA's knowledge, threatened, nor is BKLA aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

           (o) ENVIRONMENTAL MATTERS.

               (i) BKLA and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by BKLA or any of its Subsidiaries, or any property in which BKLA or any of its Subsidiaries has held a security interest, lien or a fiduciary or management role ("LOAN PROPERTY"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither BKLA nor any of its Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither BKLA nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither BKLA nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither BKLA nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the best of BKLA's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving BKLA or any of its Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against BKLA or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Loan Property, and (viii) BKLA has delivered to Western copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to BKLA, any Subsidiary of BKLA, any currently or formerly owned or operated property or any Loan Property.

           As used herein, the term "ENVIRONMENTAL LAW" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

           (p) TAX MATTERS. (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to BKLA and its Subsidiaries have been duly filed, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of BKLA or its Subsidiaries. BKLA has made available to Western true and correct copies of the United States federal income Tax Returns filed by BKLA and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1996. Neither BKLA nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by BKLA's Regulatory Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in BKLA's Regulatory Documents filed on or prior to the date hereof. Neither BKLA nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was BKLA) or otherwise has any liability for the Taxes of any person (other than BKLA and its Subsidiaries). As of the date hereof, neither BKLA nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

           (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

           (q) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BKLA's own account, or for the account of one or more of BKLA's Subsidiaries or their customers (all of which are listed on BKLA's Disclosure Schedule), if any, were entered into in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counter parties believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of BKLA or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither BKLA nor its Subsidiaries, nor to BKLA's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

           (r) BOOKS AND RECORDS. The books and records of BKLA and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of BKLA and its Subsidiaries.

           (s) INSURANCE. BKLA has Previously Disclosed all of the insurance policies, binders, or bonds maintained by BKLA or its Subsidiaries ("INSURANCE POLICIES"). BKLA and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BKLA reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; BKLA and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

           (t) ACCOUNTING TREATMENT. As of the date hereof, BKLA is not aware of any reason with respect to it why the Merger will fail to qualify for "pooling of interests" accounting treatment.

               5.04 REPRESENTATIONS AND WARRANTIES OF WESTERN. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in its Disclosure Schedule corresponding to the relevant paragraph below, Western hereby represents and warrants to BKLA:

           (a) ORGANIZATION, STANDING AND AUTHORITY. Each of Western and Santa Monica Bank is duly organized, validly existing and in good standing under the laws of the State of California. Each of Western and Santa Monica Bank is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Western and Santa Monica Bank have in effect all federal, state, local, and foreign governmental authorizations necessary for them to own or lease their respective properties and assets and to carry on their respective business as it is now conducted.

           (b) WESTERN CAPITAL STOCK. As of the date hereof, the authorized capital stock of Western consists solely of 100,000,000 shares of Western Common Stock, of which no more than 15,693,000 shares were outstanding as of the date hereof and 5,000,000 shares of Western Preferred Stock, of which no shares were outstanding as of the date hereof.

           (c) SANTA MONICA BANK CAPITAL STOCK. As of the date hereof, the authorized capital stock of Santa Monica Bank consists solely of 50,000,000 shares of Santa Monica Bank common stock, of which one share was outstanding as of the date hereof.

           (d) CORPORATE POWER. Western and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Western and Santa Monica Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

           (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of Western and Santa Monica Bank and their respective board of directors. This Agreement is a valid and legally binding agreement of each of Western and Santa Monica Bank, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

           (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Western or any of its Subsidiaries in connection with the execution, delivery or performance by either Western or Santa Monica Bank of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with federal and state banking Governmental Authorities; (B) approval of the listing on the NASDAQ of Western Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement;
(D) the filing of an agreement of merger with the California Secretary pursuant to the CGCL; (E) filing of an agreement of merger with the Commissioner pursuant to the California Financial Code; (F) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Western Common Stock in the Merger; and (G) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Western is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

           (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Western or of any of its Subsidiaries or to which Western or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Western or any of its Significant Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

           (g) FINANCIAL REPORTS AND REGULATORY DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Western's Regulatory Documents, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Western and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of Western and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

           (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section
5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

           (h) NO BROKERS. No action has been taken by Western that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee payable to Belle Plaine Partners, Inc.

           (i) ACCOUNTING TREATMENT; TAX MATTERS. As of the date hereof, Western is aware of no reason with respect to it why the Merger will fail to qualify for "pooling of interests" accounting treatment. As of the date hereof, neither Western nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

           (j) REGULATORY MATTERS. (i) Neither Western nor any of its Significant Subsidiaries or any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities.

           (ii) Neither Western nor any of its Significant Subsidiaries has been advised by, nor has any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

           (k) COMPLIANCE WITH LAWS.  Each of Western and its Significant
Subsidiaries:

               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Western's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Western or any of its Significant Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Western's knowledge, do any grounds for any of the foregoing exist).

           (l) BOOKS AND RECORDS. The books and records of each of Western and its Significant Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Western and its Significant Subsidiaries.

           (m) ENVIRONMENTAL MATTERS.

               (i) Each of Western and its Significant Subsidiaries has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Western or its Significant Subsidiaries, or any Loan Property, has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither Western nor any of its Significant Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Western nor any of its Significant Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Western nor any of its Significant Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Western nor any of its Significant Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the best of Western's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Western or its Significant Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Western or its Significant Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Loan Property, and (viii) each of Western and its Significant Subsidiaries has made available to BKLA copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it, if any, relating to each of Western and its Significant Subsidiaries, any currently or formerly owned or operated property or any Loan Property.

                                 ARTICLE VI

                                  COVENANTS

               6.01 REASONABLE BEST EFFORTS.   Subject to the terms and
conditions of this Agreement, each of BKLA, Western and Santa Monica Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

               6.02 SHAREHOLDER APPROVAL. BKLA agrees to take, in accordance with applicable law and the BKLA Articles and the BKLA By-Laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by BKLA's shareholders for consummation of the Merger (including any adjournment or postponement, the "BKLA MEETING"), in each case as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the BKLA Board of its fiduciary duties as advised by counsel to the BKLA Board, the BKLA Board shall recommend such approval, and BKLA shall take all reasonable, lawful action to solicit such approval by its shareholders.

               6.03 REGISTRATION STATEMENT. (a) Western agrees to prepare a registration statement on Form S-4 or other applicable form (the "REGISTRATION STATEMENT") to be filed by Western with the SEC in connection with the issuance of Western Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of BKLA constituting a part thereof (the "PROXY STATEMENT") and all related documents). BKLA agrees to cooperate, and to cause its Subsidiaries to cooperate, with Western, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement. BKLA agrees to file the Proxy Statement in preliminary form with the FDIC as soon as reasonably practicable on a confidential basis, and Western agrees to file the Registration Statement with the SEC as soon as reasonably practicable on a confidential basis, after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of BKLA and Western agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Western also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. BKLA agrees to furnish to Western all information concerning BKLA, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

           (b) Each of BKLA and Western agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the BKLA Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of BKLA and Western further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly to inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

           (c) Western agrees to advise BKLA, promptly after Western receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Western Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

               6.04 PRESS RELEASES. Each of BKLA and Western agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

               6.05 ACCESS; INFORMATION. (a) Each of BKLA and Western agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, the providing party shall furnish promptly to the requesting party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

           (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section
6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

               6.06 ACQUISITION PROPOSALS. BKLA agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent legally required for the discharge by the BKLA Board of its fiduciary duties as advised by counsel to the BKLA Board. BKLA shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Western with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. BKLA shall promptly (within 24 hours) advise Western following the receipt by BKLA of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Western of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

               6.07 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, BKLA shall deliver to Western a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the BKLA Meeting, deemed to be an "affiliate" of BKLA (each, a "BKLA AFFILIATE") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

           (b) BKLA shall use its reasonable best efforts to cause each person who may be deemed to be a BKLA Affiliate to execute and deliver to Western on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as EXHIBIT A (the "Affiliate Agreements").

               6.08 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

               6.09 CERTAIN POLICIES. Prior to the Effective Date, BKLA shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Western, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Western.

               6.10 NASDAQ LISTING. Western agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ, subject to official notice of issuance, the shares of Western Common Stock to be issued to the holders of BKLA Common Stock in the Merger.

               6.11 REGULATORY APPLICATIONS. (a) Western and BKLA and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Western and BKLA shall use their reasonable best efforts to make all required bank regulatory filings, including the appropriate filings with the Commissioner, the FDIC and the Federal Reserve. Each of Western and BKLA shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

           (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

               6.12 INDEMNIFICATION; DIRECTOR AND OFFICERS' INSURANCE.
(a) From and after the Effective Time through the sixth anniversary of the Effective Date, Western agrees to indemnify and hold harmless each present and former director and officer of BKLA or any Subsidiary of BKLA determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) (but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and the BKLA Articles or the BKLA By-Laws in effect on the date hereof, and Western shall also advance expenses as incurred to the extent permitted under California law, the Western Articles and the Western By-Laws and, with respect to any Indemnified Party, any indemnification agreement to which such person is a party.

           (b) Any Indemnified Party wishing to claim indemnification under
Section 6.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Western thereof, but the failure to so notify shall not relieve Western of any liability it may have to such Indemnified Party if such failure does not materially prejudice Western. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Western shall have the right to assume the defense thereof and Western shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Western elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Western shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Western shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that Western shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

           (c) For a period of six years after the Effective Time, Western shall use its reasonable best efforts to cause to be maintained in effect at a minimum the current policies of directors' and officers' liability insurance maintained by BKLA (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); PROVIDED, HOWEVER, that in no event shall Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.12(c), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by BKLA for such insurance (the "MAXIMUM AMOUNT"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Western may request BKLA to, and BKLA shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years BKLA's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Western's obligations under this Section 6.12(c).

           (d) If Western or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Western shall assume the obligations set forth in this Section 6.12.

               6.13 BENEFIT PLANS. BKLA consents and covenants that from and after the Effective Date BKLA's Benefits Plans will be governed, managed and/or terminated by Western, all within Western's sole discretion.

               6.14 ACCOUNTANTS' LETTERS. Each of BKLA and Western shall use its reasonable best efforts to cause to be delivered to the other party, and to Western's directors and officers who sign the Registration Statement, a letter of their respective independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

               6.15 NOTIFICATION OF CERTAIN MATTERS. Each of BKLA and Western shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

               6.16 SHAREHOLDER AGREEMENTS. The directors and certain officers and shareholders of BKLA, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Western shareholder agreements substantially in the form of EXHIBIT B hereto (the "SHAREHOLDER AGREEMENTS"), committing such persons, among other things,
(i) to vote their shares of BKLA Common Stock in favor of the Agreement at the BKLA Meeting and (ii) to certain representations concerning the ownership of BKLA Common Stock and Western Common Stock to be received in the Merger.

                               ARTICLE VII

                  CONDITIONS TO CONSUMMATION OF THE MERGER

               7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Western and BKLA to consummate the Merger is subject to the fulfillment or written waiver by Western and BKLA prior to the Effective Time of each of the following conditions:

           (a) SHAREHOLDER APPROVALS. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of BKLA.

           (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Western Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or
(ii) reduce the benefits of the transactions contemplated hereby to such a degree that Western would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

           (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

           (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

           (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Western Common Stock to be issued in the Merger shall have been received and be in full force and effect.

           (f) LISTING. The shares of Western Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

               7.02 CONDITIONS TO OBLIGATION OF BKLA. The obligation of BKLA to consummate the Merger is also subject to the fulfillment or written waiver by BKLA prior to the Effective Time of each of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Western set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and BKLA shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

           (b) PERFORMANCE OF OBLIGATIONS OF WESTERN. Western shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and BKLA shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

           (c) ACCOUNTANTS' LETTERS. BKLA shall have received the letters referred to in Section 6.14 from Western's independent auditors.

           (d) OPINION OF BKLA'S INDEPENDENT AUDITORS; ACCOUNTING TREATMENT. BKLA shall have received from Vavrinek, Trine, Day & Co., LLP, its independent auditors, (i) an opinion dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (A) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (B) no gain or loss will be recognized by shareholders of BKLA who receive shares of Western Common Stock in exchange for shares of BKLA Common Stock, except with respect to cash received in lieu of fractional share interests, and (ii) letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment. In rendering its opinion, Vavrinek, Trine, Day & Co., LLP may require and rely upon representations contained in letters from BKLA, Western and shareholders of BKLA.

           (e) DIRECTOR. Western shall have elected as a director, the individual agreed in accordance with Section 2.01 hereof, effective immediately after the Effective Time.

               7.03 CONDITIONS TO OBLIGATION OF WESTERN. The obligation of Western to consummate the Merger is also subject to the fulfillment or written waiver by Western prior to the Effective Time of each of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of BKLA set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date) and Western shall have received a certificate, dated the Effective Date, signed on behalf of BKLA by the Chief Executive Officer and the Chief Financial Officer of BKLA to such effect.

           (b) PERFORMANCE OF OBLIGATIONS OF BKLA. BKLA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Western shall have received a certificate, dated the Effective Date, signed on behalf of BKLA by the Chief Executive Officer and the Chief Financial Officer of BKLA to such effect.

           (c) OPINION OF WESTERN'S COUNSEL. Western shall have received an opinion of Sullivan & Cromwell, special counsel to Western, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from BKLA, Western and shareholders of BKLA.

           (d) ACCOUNTANTS' LETTERS. Western shall have received the letters referred to in Section 6.14 from BKLA's independent auditors.

           (e) ACCOUNTING TREATMENT. Western shall have received from KPMG Peat Marwick LLP, Western's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

                               ARTICLE VIII

                               TERMINATION

               8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

           (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Western and BKLA, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

           (b) BREACH. At any time prior to the Effective Time, by Western or BKLA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

           (c) DELAY. At any time prior to the Effective Time, by Western or BKLA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 1998.

           (d) NO APPROVAL. By BKLA or Western in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the BKLA Meeting.

           (e) FAILURE TO RECOMMEND, ETC. At any time prior to the BKLA Meeting, by Western if the BKLA Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Western.

           (f) TERMINATION BY WESTERN. This Agreement may be terminated and the Merger may be abandoned by Western by the giving of notice to BKLA at any time prior to 5 p.m. on April 29, 1998, if Western determines in its sole discretion, upon completion of its due diligence review of BKLA, to so terminate.

           (g) WESTERN COMMON STOCK. This Agreement may be terminated by BKLA in the event that, with respect to any Ten Day Period (as defined below), both (i)(A) the Ten Day Average Price (as defined below) shall be less that $35.37 per share and (B) the Western Common Stock Price Percentage (as defined below) shall be less than the BKX Index Percentage (as defined below) and (ii) BKLA has delivered written notice to Western of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event (it being understood that, if the circumstances set forth in clause (i) shall have occurred and BKLA fails to timely deliver the notice referred to in this clause (ii), BKLA shall have the right to terminate if any such event subsequently occurs and BKLA timely delivers such notice); PROVIDED, HOWEVER, that, if Western effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the Effective Time, the provisions of this Section 8.01(g) shall be appropriately adjusted;

           As used in this Section 8.01(g), (w) "Western Common Stock Price Percentage" means the percentage determined by dividing the Ten Day Average Price by $42.61 (as such amount may be adjusted pursuant to the paragraph above); (x) "BKX Index Percentage " means the percentage determined by dividing (i) the product of (A) the Keefe Bank Index as of the date of determination times (B) .66 by (ii) the Keefe Bank Index as of the date hereof; (y) "Ten Day Average Price" means the average sales price per share of Western Common Stock for a Ten Day

Period determined by averaging the last reported sales price on each trading day, and (z) "Ten Day Period" means any period of ten (10) consecutive trading days.

           (h) ACQUISITION PROPOSAL.     This Agreement may be terminated by
BKLA by written notice to Western if BKLA receives an Acquisition Proposal on terms and conditions which the BKLA Board determines, after receiving the advice of its outside counsel that to proceed with the Merger will violate the fiduciary duties of the BKLA Board to BKLA's shareholders in light of such Acquisition Proposal, to accept such proposal; PROVIDED, HOWEVER, that BKLA shall not be entitled to terminate this Agreement pursuant to this
Section 8.01(h) unless it shall have provided Western with written notice of such a possible determination (which written notice will inform Western of the material terms and conditions of the proposal, including the identity of the proponent) not less than two business days prior to such determination.

               8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to
Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in Section 8.03 and Section 9.01.

               8.03 TERMINATION FEE.

           (a) MATERIAL BREACH BY WESTERN. Should BKLA terminate this Agreement pursuant to Section 8.01(b) (unless such breach under Section 8.01(b) shall result from no act or omission of Western), Western shall promptly, if so requested by BKLA, but in no event later than five business days after the date of such request, pay BKLA a fee equal to BKLA's out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, which amount shall be payable in same day funds, provided however that no fee shall be paid pursuant to this Section 8.03(a) if BKLA shall be in material breach of its obligations hereunder and Western shall owe no further duty or liability on account of this Agreement to BKLA.

           (b) MATERIAL BREACH BY BKLA; ENTERING ACQUISITION PROPOSAL.
Should Western terminate this Agreement pursuant to either Section 8.01(e) or 8.01(b) (unless such breach under Section 8.01(b) shall result from no act or omission of BKLA), BKLA shall promptly, if so requested by Western, but in no event later than five business days after the date of such request, pay Western a fee equal to Western's out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, which amount shall be payable in same day funds, provided however that no fee shall be paid pursuant to this Section 8.03 if Western shall be in material breach of its obligations hereunder and BKLA and the shareholders who are parties to the Shareholder Agreements shall owe no further duty or liability on account of this Agreement or the Shareholders Agreement to either Western or Santa Monica Bank. In the event that there is a termination as a result of BKLA entering into an

Acquisition Proposal pursuant to Section 8.01(h), BKLA shall pay Western up to $500,000 to cover out-of-pocket expenses in addition to Western's rights under the Stock Option Agreement and BKLA and the shareholders who are parties to the Shareholder Agreements shall owe no further duty or liability on account of this Agreement to either Western or Santa Monica Bank except under the Stock Option Agreement.

                                  ARTICLE IX

                                 MISCELLANEOUS

               9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 3.01, 3.03, 3.04, 3.07, 6.12 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(b), 8.02, 8.03 and this Article IX which shall survive such termination).

               9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the BKLA Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the consideration to be received by BKLA shareholders in the Merger.

               9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

               9.04 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

               9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except as provided in Section 8.02.

               9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with machine-generated confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to, to:

     Bank of Los Angeles
     8901 Santa Monica Blvd.
     West Hollywood, CA 90069-4901
     Attention: Adriana M. Boeka
     Facsimile: (310) 843-1498

With a copy to:

     Horgan, Rosen, Beckham & Coren
     21700 Oxnard Street
     Suite 1400
     Woodland Hills, CA 91367
     Attention: Arthur Coren
     Facsimile: (818) 340-6190

If to Western or Santa Monica Bank, to:

     Western Bancorp
     1251 Westwood Boulevard
     Los Angeles, CA 90024
     Attention: Matthew P. Wagner
     Facsimile:  (310) 477-8611

With a copy to:

     Sullivan & Cromwell
     444 South Flower Street
     Los Angeles, California 90071
     Attention: Stanley F.  Farrar
     Facsimile:  (213) 683-0457

               9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement, the Stock Option Agreement, the Affiliate Agreements and the Shareholder Agreements represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such Stock Option Agreement, Affiliate Agreements or Shareholder Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require BKLA, Western or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                                *   *   *

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                     BANK OF LOS ANGELES


                                     By:
                                         ------------------------------
                                         Name:
                                         Title:



                                     WESTERN BANCORP



                                     By:
                                         ------------------------------
                                         Name:
                                         Title:



                                     SANTA MONICA BANK



                                     By:
                                         ------------------------------
                                         Name:
                                         Title: